Leonardo DRS Announces Board and CEO Transition
•    William J. Lynn to retire as Chairman and Chief Executive Officer
•    John Baylouny named President & Chief Executive Officer and member of the Board of Directors
•    Frances Fragos Townsend named Chair of the Board of Directors
•    All changes effective January 1, 2026
ARLINGTON, Va., (BUSINESS WIRE) October 29, 2025 ̶ Leonardo DRS, Inc. (Nasdaq: DRS) announced today that William J. (Bill) Lynn will retire as Chairman and Chief Executive Officer after fourteen years of leading the company. The Board of Directors has unanimously named John Baylouny as President & Chief Executive Officer and a member of the Board. Additionally, the Board of Directors has unanimously elected Frances (Fran) Fragos Townsend as Board Chair. All changes are effective January 1, 2026.
Bill Lynn was named CEO of Leonardo DRS in 2012 and during his tenure transformed the company into a modern, technology-driven organization. Under his leadership, the company followed a strategy focused on building differentiated positions across four core markets: advanced sensing, network computing, force protection and electric power and propulsion technologies. That strategic focus led to marquee wins in all four markets, including the propulsion content on the Columbia Class submarine and premier counter-UAS and short-range air defense positions, as well as numerous other contract awards that have enabled durable growth. He also led the acquisition of RADA, a move that added market-leading tactical radars to the company’s portfolio and returned Leonardo DRS to the public markets in 2022. Since the company’s return to the public markets, Leonardo DRS has consistently delivered growing backlog, revenue and profit.
“The company has undergone tremendous transformation under Bill’s leadership and vision. The Board is deeply grateful to Bill for his immense impact on the business and wishes him well in retirement,” said Fran Townsend, lead independent director. “The Board of Directors has a strong focus on succession planning, and John’s election as our incoming President & CEO represents a seamless leadership transition.”
“It has been a profound honor to lead this company and work alongside such a talented and committed team, united in our mission to support the men and women of our armed forces. I am confident that this exceptional company will continue to play a vital role in shaping the future of our national defense,” said Bill Lynn, Chairman and CEO of Leonardo DRS. “I have a longstanding relationship with John built on deep respect for his invaluable contributions in enabling the success of the company. He has a strong track record and reputation for driving innovation and execution excellence with an emphasis on meeting and exceeding the needs of our customers. In 2018, I asked John to take a company-wide leadership role as my right-hand and as our Chief Operating Officer. He has excelled in that role and has gained the respect of the Board, management and employees at all levels, as well as both our customers and partners. I strongly endorse his selection as Leonardo DRS’s next President & CEO and fully expect that John’s transition to his new role will be seamless and that he will lead the company to new heights,” Lynn said. “I also want to commend the elevation of Fran to Board Chair. We are extremely fortunate to have someone of Fran’s caliber assume this important leadership position for our company. Fran’s tenure on our board goes back to the time of our acquisition by Leonardo. Her deep understanding of the company and its strategic journey makes her a perfect fit for this new role,” Lynn said.
Baylouny brings a wealth of experience spanning more than 35 years at Leonardo DRS. He currently serves as the company’s Chief Operating Officer, a position he has held since late 2018. Prior to that role, he served as Chief Technology Officer of the company with enterprise-wide responsibility for its technology investment strategy. Prior to that, he served as General Manager of the company’s Land Systems and Advanced ISR businesses, among other leadership roles. He has a Master’s degree in electrical engineering from Stevens Institute of Technology and a Bachelor of Science degree in electrical engineering from Fairleigh Dickinson University.
Townsend has served as a Board director since 2009 and also serves as the company’s lead independent director. She currently chairs the Compensation Committee and serves on the Government Security Committee. Townsend has extensive experience that spans both the private and public sectors including leadership positions at Activision Blizzard, MacAndrews & Forbes, as well as the Department of Justice and as Assistant to President George W. Bush for homeland security and counterterrorism and Chair of the Homeland Security Council. She currently serves as a director with Chubb Limited and Freeport-McMoRan Inc. She has a Juris Doctor degree from the University of San Diego School of Law and a Bachelor of Science degree in psychology from American University.

About Leonardo DRS

Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.

Forward-Looking Statements
This communication contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements reflect current expectations, assumptions and estimates of future performance and economic conditions. The company cautions investors that any forward-looking statements which include contract values, contract performance and our development and production of products are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements.
Leonardo DRS Investor Relations Contact
Steve Vather
Senior Vice President, Investor Relations and Corporate Finance
+1 703 409 2906
stephen.vather@drs.com

Leonardo DRS Media Contact
Michael Mount
Vice President, Communications and Public Affairs
+1 571 447 4624
mmount@drs.com